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                                                                                                                     Exhibit 12.1
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                     and the year to date September 30, 2002

                                                                                                                             Nine
                                                                                                                           Months
                                                                                                                           Ended
                                                                          Year ended December 31,                     September 30,
                                                -----------------------------------------------------------------------------------
                                                   1997         1998           1999             2000           2001           2002
                                                   ----         ----           ----             ----           ----           ----
                                                -------------------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes     $   1,277,565   $ 1,249,768    $1,158,999   $  1,192,370   $  1,220,654    $1,077,452
      AFUDC - Debt funds                              9,030         7,117        12,429         23,396         13,574         6,505
                                              -------------   -----------    ----------   ------------   ------------    ----------
         Earnings as defined                  $   1,286,595   $ 1,256,885    $1,171,428   $  1,215,766   $  1,234,228    $1,083,957
                                              =============   ===========    ==========   ============   ============    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                 $     196,707   $   182,879    $  164,375   $    171,994   $    162,546    $  101,540
   Interest on affiliated loans                           0             0             0              0         12,389         8,602
   Interest on interim obligations                    7,795        12,213        19,787         28,262         12,693         3,074
   Amort of debt disc, premium and expense, net      14,191        13,378        15,127         14,257         15,106        12,021
   Other interest charges                            57,623        71,536        75,868         79,396         55,175        53,427
                                             --------------   -----------    ----------   ------------   ------------    ----------
         Fixed charges as defined            $      276,316   $   280,006    $  275,157   $    293,909   $    257,909    $  178,664
                                             ==============   ===========    ==========   ============   ============    ==========



RATIO OF EARNINGS TO FIXED CHARGES                    4.66          4.49          4.26           4.14           4.79          6.07
                                                      ====         =====          ====           ====           ====          ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating
      Company.

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